UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2021

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WBA	The Nasdaq Stock Market LLC
3.600% Walgreens Boots Alliance, Inc. notes due 2025	WBA25	The Nasdaq Stock Market LLC
2.125% Walgreens Boots Alliance, Inc. notes due 2026	WBA26	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 1, 2021, Walgreens Boots Alliance, Inc. (the “Company”) completed the previously announced sale pursuant to the Share Purchase Agreement, dated January 6, 2021 (the “Share Purchase Agreement”), with AmerisourceBergen Corporation (“AmerisourceBergen”). Pursuant to the terms and subject to the conditions set forth in the Share Purchase Agreement, AmerisourceBergen purchased (the “Transaction”) the majority of the Company’s Alliance Healthcare business (the “Business”) for approximately $6.5 billion, comprised of $6.275 billion in cash, subject to certain purchase price adjustments, and 2,000,000 shares of AmerisourceBergen common stock. After giving effect to the Transaction, the Company beneficially owns approximately 28.4% of AmerisourceBergen’s outstanding common stock, $0.01 par value per share (based on the number of shares of common stock outstanding as of April 30, 2021, as represented by AmerisourceBergen in the most recent Form 10-Q filed by AmerisourceBergen on May 5, 2021) plus the 2,000,000 shares of common stock transferred to the Company’s subsidiary upon consummation of the Transaction. As a result of such ownership, pursuant to the A&R Shareholders Agreement (as defined below), the Company is entitled to appoint one member of the board of directors of AmerisourceBergen.

In connection with the closing of the Transaction, the previously announced three-year extension through 2029 of the U.S. pharmaceutical distribution agreement between the Company and AmerisourceBergen became effective. Pursuant to the U.S. pharmaceutical distribution agreement, the Company’s branded and generic pharmaceutical products are sourced from AmerisourceBergen in the U.S.

The foregoing description of the Share Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on January 8, 2021 and is incorporated herein by reference. The representations, warranties and covenants in the Share Purchase Agreement were made solely for the benefit of the parties to the Share Purchase Agreement for the purpose of allocating contractual risk between those parties, and do not establish these matters as facts. Investors should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or condition of the Company, AmerisourceBergen or any of their respective subsidiaries or affiliates.

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the closing of the Transaction, the Company and AmerisourceBergen also entered into an Amended and Restated Shareholders Agreement (the “A&R Shareholders Agreement”), which amends and restates in its entirety the existing Shareholders Agreement of AmerisourceBergen, dated March 18, 2013 (the “Existing Shareholders Agreement”). The A&R Shareholders Agreement, among other things, increases by 1% the percentage of outstanding AmerisourceBergen common stock which the Company and its affiliates are permitted to hold.

The foregoing description of the changes between the Existing Shareholders Agreement and the A&R Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Shareholders Agreement, which is filed as Exhibit 10.1 hereto.

Item 7.01.	Regulation FD Disclosure

On June 2, 2021, the Company issued a press release announcing the completion of the Transaction, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(b)     Pro Forma Financial Information

The following unaudited pro forma consolidated condensed financial statements of the Company and accompanying notes giving effect to the Transaction are filed herewith as Exhibit 99.2 and are incorporated herein by reference:

-	Unaudited pro forma consolidated condensed statements of earnings for the fiscal years ended August 31, 2020, August 31, 2019 and August 31, 2018.

No pro forma consolidated condensed statement of earnings for the period ended February 28, 2021 or related balance sheet as of February 28, 2021 are provided in this report, as the Business was presented as discontinued operations in the interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2021, filed on March 31, 2021.

(d)    Exhibits

Exhibit	Description

10.1	Amended and Restated AmerisourceBergen Shareholders Agreement, dated as of June 1, 2021, between AmerisourceBergen Corporation and Walgreens Boots Alliance, Inc.

99.1	Press Release issued by Walgreens Boots Alliance, Inc. on June 2, 2021

99.2	Unaudited Pro Forma Consolidated Condensed Financial Statements

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: June 4, 2021	By:	/s/ Joseph B. Amsbary, Jr.
	Name:	Joseph B. Amsbary, Jr.
	Title:	Vice President and Secretary